Exhibit 99.1

news

FOR IMMEDIATE RELEASE

Investor Contact:	Media Contact:
Mark Kimbrough	Ed Fishbough
(615) 344-2688	(615) 344-2810

HCA Appoints Three New Independent Board Members

Nashville, Tenn., February 3, 2014 – HCA Holdings, Inc. (NYSE: HCA) today announced that its board of directors appointed Nancy-Ann DeParle, Robert J. (Bob) Dennis and John (Jack) W. Rowe, M.D. as independent directors. Also, as a result of the Company’s transition from a controlled company, HCA announced that John P. Connaughton and Christopher R. Gordon, affiliates of Bain Capital Partners, LLC (“Bain”), and Kenneth W. Freeman and James C. Momtazee, affiliates of Kohlberg Kravis Roberts & Co. (“KKR”), have stepped down from the board of directors and the size of the board has been set at 13, leaving one affiliate from each of Bain and KKR on the board.

“We are very appreciative of the leadership provided by John Connaughton, Ken Freeman, Chris Gordon and Jim Momtazee over the past years, which has significantly contributed to the success of the company,” said Richard M. Bracken, Chairman of HCA.

“Our new directors will bring diverse perspectives and experiences which will be of great value to our organization. Nancy-Ann DeParle’s years of work in healthcare policy and human services bring deep industry knowledge. Dr. Jack Rowe’s diversified background in medicine and the payor community will be of critical value, and Bob Dennis, with his knowledge of the consumer experience, will help us as we expand our focus on that aspect of care.”

“We are excited about the composition of our board and very much look forward to working with our new independent directors,” Bracken said.

Nancy-Ann DeParle is a founding partner of Consonance Capital Partners, a private equity firm. From March 2009 to January 2013, Ms. DeParle served in the White House, first as Counselor to the President and Director of the White House Office of Health Reform, and later as Assistant to the President and Deputy Chief of Staff for Policy. In addition, from 1993 to 2000, Ms. DeParle served as the Associate Director for Health and Personnel for the White House Office of Management and Budget, and later as the Administrator of the Centers for Medicare and Medicaid Services (then known as the Health Care Financing Administration). From 2001 to 2009, Ms. DeParle was a senior advisor and managing director of JPMorgan Partners and its successor, CCMP Capital. Ms. DeParle will serve on the Patient Safety and Quality of Care Committee of the Company’s board of directors.

Robert J. Dennis has served as President and Chief Executive Officer since 2008 and Chairman since April 2010 of Genesco Inc. Mr. Dennis served as Genesco’s President and Chief Operating Officer from 2006 until 2008, Executive Vice President and Chief Operating Officer from 2005 until 2006 and Senior Vice President from 2004 until 2005. He previously served as Chief Executive Officer at Hat World Corporation from 2001 to 2004. Mr. Dennis will serve on the Nominating and Corporate Governance Committee of the Company’s board of directors.

Dr. Rowe has been a Professor in the Department of Health Policy and Management at the Columbia University Mailman School of Public Health since 2006. From 2000 until 2006, Dr. Rowe served as Chairman and Chief Executive Officer of Aetna, Inc. Prior to joining Aetna, Dr. Rowe served as President and Chief Executive Officer of Mount Sinai NYU Health from 1998 to 2000 and President of Mount Sinai Hospital and Mount Sinai School of Medicine from 1988 to 1998. Dr. Rowe will serve on the Patient Safety and Quality of Care Committee of the Company’s board of directors.

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All references to “Company” and “HCA” as used throughout this release refer to HCA Holdings, Inc. and its affiliates.